EXHIBIT INDEX


Exhibit A:
  Attachment to item 77O:  Transactions effected pursuant to Rule 10f-3

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Exhibit A

Emerging Markets Debt Portfolio, a series of Bear Stearns Investment Trust, entered into the following transaction:

Issuer:                   Republic of Korea

Trade Date:               April 8, 1998

Selling Broker:            Salomon Brothers Inc.

# of Bonds Purchased:     1,050

Purchased Price U.S. $:   98.647

% of Fund Assets:         2.47

% of Issue:               .06

Syndicate Member:         Bear, Stearns & Co. Inc.


This transaction was reported to the Board of Directors of Bear Stearns Investment Trust at the August 5, 1998 Board of Directors meeting held at Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York.